Exhibit 99.1

Kroger Reports Third Quarter 2025 Results and

Updates Guidance for 2025

Third Quarter Highlights

•	Identical Sales without fuel increased 2.6%
•	Operating Loss of $(1,541) million; EPS of $(2.02)
o	Includes $2.6 billion in previously announced impairment and related charges ($3.00 loss per share) for automated fulfillment network
•	Adjusted FIFO Operating Profit of $1,089 million and Adjusted EPS of $1.05
•	eCommerce sales increased 17%

CINCINNATI, December 4, 2025 – The Kroger Co. (NYSE: KR) today reported its third quarter 2025 results, updated guidance, and shared progress on key priorities.

Comments from Chairman and CEO Ron Sargent

“Kroger delivered another quarter of strong results reflecting meaningful progress on our strategic priorities. Our eCommerce business posted another quarter of impressive performance. We have now completed our strategic review which we expect will make our eCommerce business profitable in 2026.

We continue to focus on what matters most – serving our customers, running great stores, and strengthening our core business. Our results show we are improving the customer experience and building a strong foundation for long-term growth.”

Third Quarter Financial Results

	3Q25 ($ in millions; except EPS)	3Q24 ($ in millions; except EPS)
ID Sales(1) (Table 4)	2.6%	2.3%
Earnings (Loss) Per Share(2)	$(2.02)	$0.84
Adjusted EPS (Table 6)	$1.05	$0.98
Operating (Loss) Profit(2)	$(1,541)	$828
Adjusted FIFO Operating Profit (Table 7)	$1,089	$1,017
Gross Margin (Table 8)	22.8%	22.4%
FIFO Gross Margin Rate(3)	Increased 49 basis points (including 25 basis points increase from the sale of Kroger Specialty Pharmacy)
OG&A Rate(1)	Increased 27 basis points (including 18 basis points increase from the sale of Kroger Specialty Pharmacy)

(1) Without fuel and adjustment items, if applicable.

(2) Includes $2.6 billion in previously announced impairment and related charges ($3.00 loss per share) for automated fulfillment network

(3) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

Total company sales were $33.9 billion in the third quarter compared to $33.6 billion for the same period last year, which included $387 million from Kroger Specialty Pharmacy sales. Excluding fuel and Kroger Specialty Pharmacy, sales increased 2.6% compared to the same period last year.

Gross margin was 22.8% of sales for the third quarter compared to 22.4% for the same period last year. The improvement in gross margin was primarily attributable to the sale of Kroger Specialty Pharmacy, Our Brands performance, lower supply chain costs, and lower shrink, partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The FIFO gross margin rate, excluding rent, depreciation and amortization, and fuel, increased 49 basis points compared to the same period last year. The improvement in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, Our Brands performance, lower supply chain costs, and lower shrink, partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The LIFO charge for the quarter was $44 million, compared to a LIFO charge of $4 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel and adjustment items, increased 27 basis points compared to the same period last year. The increase in rate was primarily attributable to the sale of Kroger Specialty Pharmacy and investments in associate wages and benefits, partially offset by lower incentive plan costs and improved productivity.

Kroger made the decision to make an accelerated contribution to multi-employer pension plans in the third quarter, helping stabilize associates’ future benefits and reduce future obligations. The contribution increased this quarter’s Operating, General and Administrative rate, excluding fuel and adjustment items, by 8 basis points.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval.

During the fourth quarter of Kroger’s fiscal 2024, Kroger entered into a $5 billion accelerated share repurchase program which was completed in Kroger’s fiscal third quarter 2025. The ASR was completed as part of Kroger’s $7.5 billion share repurchase authorization. Kroger is executing open market share repurchases under the remaining $2.5 billion authorization. Kroger expects to complete these open market share repurchases by the end of fiscal 2025, which is contemplated in full-year guidance.

Kroger’s net total debt to adjusted EBITDA ratio is 1.73, compared to 1.21 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to invest in the business and enhance shareholder value.

Full-Year 2025 Guidance*

Adjusted Metric*	FY25 Guidance as of September 11, 2025	FY25 Guidance as of December 4, 2025
Identical Sales without fuel	2.7% - 3.4%	2.8% - 3.0%
Operating Profit	$4.8 - $4.9 billion	$4.8 - $4.9 billion
EPS	$4.70 - $4.80	$4.75 - $4.80
Free Cash Flow	$2.8 - $3.0 billion	$2.8 - $3.0 billion
Cap Ex	$3.6 - $3.8 billion	$3.6 - $3.8 billion
Tax Rate**	22%	22%

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2025 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2025 GAAP financial results.

** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Comments from CFO David Kennerley

“We are pleased with the continued momentum in our business, with particularly strong performance from eCommerce and pharmacy. Given our year-to-date results and outlook for the remainder of the year, we are narrowing our identical sales without fuel guidance to a new range of 2.8% to 3.0% and raising the lower end of our adjusted earnings per share guidance to a new range of $4.75 to $4.80.”

About Kroger

At The Kroger Co. (NYSE: KR), we are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce and store experience under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's third quarter 2025 ended on November 8, 2025.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “building,” “committed,” “continue,” “drive,” “expect,” “future,” “guidance,” “may,” “model,” “opportunities,” “strategy,” “target,” “trends,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and eCommerce; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements . Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on December 4, 2025 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, December 4, 2025.

3rd Quarter 2025 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Gross Margin

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Contacts: Media: Holly Stutz Smith (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2025		2024		2025		2024
SALES	$33,859	100.0%	$33,634	100.0%	$112,917	100.0%	$112,815	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	25,957	76.7	25,948	77.2	86,638	76.7	87,332	77.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	8,467	25.0	5,898	17.5	22,358	19.8	19,388	17.2
RENT	194	0.6	203	0.6	667	0.6	672	0.6
DEPRECIATION AND AMORTIZATION	782	2.3	757	2.3	2,610	2.3	2,486	2.2

OPERATING PROFIT (LOSS)	(1,541)	(4.6)	828	2.5	644	0.6	2,937	2.6

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(146)	(0.4)	(86)	(0.3)	(490)	(0.4)	(294)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN (EXPENSE) BENEFITS	(2)	-	3	-	(6)	-	9	-
LOSS ON INVESTMENTS	(101)	(0.3)	(20)	(0.1)	(64)	(0.1)	(125)	(0.1)
GAIN ON SALE OF BUSINESS	-	-	79	0.2	-	-	79	0.1

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	(1,790)	(5.3)	804	2.4	84	0.1	2,606	2.3

INCOME TAX EXPENSE (BENEFIT)	(475)	(1.4)	187	0.6	(79)	(0.1)	568	0.5

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	(1,315)	(3.9)	617	1.8	163	0.1	2,038	1.8

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	5	-	(1)	-	8	-	7	-

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(1,320)	(3.9)%	$618	1.8%	$155	0.1%	$2,031	1.8%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$(2.02)		$0.85		$0.23		$2.79

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	655		723		659		722

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(2.02)		$0.84		$0.23		$2.77

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	655		728		662		728

DIVIDENDS DECLARED PER COMMON SHARE	$0.35		$0.32		$1.02		$0.93

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge, rent and depreciation and amortization.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $44 and $4 were recorded in the third quarters of 2025 and 2024, respectively. For the year-to-date period, LIFO charges of $146 and $66 were recorded for 2025 and 2024, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 8,	November 9,
	2025	2024
ASSETS
Current Assets
Cash	$222	$235
Temporary cash investments	3,734	13,123
Store deposits in-transit	1,111	1,082
Receivables	2,373	2,193
Inventories	7,714	7,585
Prepaid and other current assets	840	807

Total current assets	15,994	25,025

Property, plant and equipment, net	24,087	25,698
Operating lease assets	6,791	6,829
Intangibles, net	860	865
Goodwill	2,674	2,674
Other assets	1,034	1,327

Total Assets	$51,440	$62,418

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,929	$187
Current portion of operating lease liabilities	673	667
Accounts payable	10,547	10,521
Accrued salaries and wages	1,216	1,185
Other current liabilities	3,857	3,714

Total current liabilities	18,222	16,274

Long-term debt including obligations under finance leases	16,081	22,414
Noncurrent operating lease liabilities	6,516	6,512
Deferred income taxes	917	1,556
Pension and postretirement benefit obligations	370	371
Other long-term liabilities	2,295	2,397

Total Liabilities	44,401	49,524

Shareowners' equity	7,039	12,894

Total Liabilities and Shareowners' Equity	$51,440	$62,418

Total common shares outstanding at end of period	642	724
Total diluted shares year-to-date	662	728

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$163	$2,038
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,610	2,486
Fulfillment network impairment and related charges	2,585	-
Asset impairment and store closure charges	125	44
Operating lease asset amortization	453	465
LIFO charge	146	66
Share-based employee compensation	120	133
Deferred income taxes	(522)	9
Gain on sale of businesses	-	(79)
Gain on the sale of assets	(16)	(8)
Loss on investments	64	125
Other	(12)	(15)
Changes in operating assets and liabilities:
Store deposits in-transit	200	134
Receivables	(93)	(238)
Inventories	(896)	(662)
Prepaid and other current assets	(92)	(204)
Accounts payable	502	578
Accrued expenses	59	77
Income taxes receivable and payable	(86)	28
Operating lease liabilities	(450)	(451)
Other	(202)	(136)

Net cash provided by operating activities	4,658	4,390

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,909)	(3,133)
Proceeds from sale of assets	54	310
Net proceeds from sale of business	-	464
Other	(160)	(43)

Net cash used by investing activities	(3,015)	(2,402)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	38	10,499
Payments on long-term debt including obligations under finance leases	(180)	(145)
Dividends paid	(659)	(651)
Financing fees paid	-	(116)
Proceeds from issuance of capital stock	180	106
Treasury stock purchases	(941)	(125)
Other	(84)	(81)

Net cash (used) provided by financing activities	(1,646)	9,487

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(3)	11,475

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	3,959	1,883
END OF PERIOD	$3,956	$13,358

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,909)	$(3,133)
Payments for lease buyouts	11	46
Changes in construction-in-progress payables	35	271
Total capital investments, excluding lease buyouts	$(2,863)	$(2,816)

Disclosure of cash flow information:
Cash paid during the year for net interest	$570	$150
Cash paid during the year for income taxes	$530	$526

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. We include Kroger Delivery sales as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters.

IDENTICAL SALES

			EXCLUDING ADJUSTMENT ITEMS
	THIRD QUARTER		YEAR-TO-DATE (a)		YEAR-TO-DATE
	2025	2024	2025	2024	2025	2024
EXCLUDING FUEL	$30,062	$29,302	$99,847	$96,856	$100,107	$97,187

EXCLUDING FUEL	2.6%	2.3%	3.1%	1.2%	3.0%	1.2%

(a)	Identical sales, excluding fuel, were adjusted to exclude stores involved in the labor disputes in Colorado in the first quarter of 2025. Identical sales, excluding fuel, were excluded for the first four weeks of the first quarter for stores involved in this labor dispute.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity. The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 8,	November 9,
	2025	2024	Change
Current portion of long-term debt including obligations under finance leases	$1,929	$187	$1,742
Long-term debt including obligations under finance leases	16,081	22,414	(6,333)

Total debt	18,010	22,601	(4,591)

Less: Temporary cash investments	3,734	13,123	(9,389)

Net total debt	$14,276	$9,478	$4,798

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter 52-week basis.

	ROLLING FOUR QUARTERS ENDED
	November 8,	November 9,
	2025	2024
Net earnings attributable to The Kroger Co. on a 53-week basis in fiscal year 2023	$789	$2,767
LIFO charge	176	48
Depreciation and amortization	3,370	3,215
Net interest expense	647	394
Income tax expense	23	763
Adjustment for loss on investments	86	290
Adjustment for severance charge and related benefits	79	-
Adjustment for impairment of intangible assets	30	-
Adjustment for property losses	25	-
Adjustment for merger-related costs (a)	175	646
Adjustment for merger-related litigation and settlement charges	143	-
Adjustment for opioid settlement charges and vendor reserves	(5)	-
Adjustment for gain on sale of Kroger Specialty Pharmacy	-	(79)
Adjustment for labor dispute charges	44	-
Adjustment for store closures	100	-
Adjustment for executive stock compensation for a former executive	(21)	-
Adjustment for fulfillment network impairment and related charges	2,585	-
53rd week EBITDA adjustment	-	(187)
Other	(10)	(12)

Adjusted EBITDA	$8,236	$7,845

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.73	1.21

(a)	Merger-related costs primarily include third-party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings (loss) per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings (loss) and net earnings (loss) per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Net earnings (loss) attributable to The Kroger Co.	$(1,320)	$618	$155	$2,031

Adjustment for loss on investments (a)(b)	77	16	49	96
Adjustment for labor dispute charges (a)(c)	-	-	33	-
Adjustment for store closures (a)(d)	-	-	77	-
Adjustment for executive stock compensation for a former executive (a)(e)	-	-	(16)	-
Adjustment for merger-related costs (a)(f)	-	145	-	411
Adjustment for merger-related litigation and settlement charges (a)(g)	6	-	108	-
Adjustment for opioid settlement charges and vendor reserves (a)(h)	-	-	17	-
Adjustment for gain on sale of Kroger Specialty Pharmacy (a)(i)	-	(60)	-	(60)
Adjustment for severance charge and related benefits (a)(j)	-	-	37	-
Adjustment for fulfillment network impairment and related charges (a)(k)	1,968	-	1,968	-
Executive stock compensation for a former executive income tax adjustment	-	-	(7)	-
Held for sale income tax adjustment	(34)	-	(34)	(31)

2025 and 2024 Adjustment Items	2,017	101	2,232	416

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$697	$719	$2,387	$2,447

Net earnings (loss) attributable to The Kroger Co. per diluted common share	$(2.02)	$0.84	$0.23	$2.77

Adjustment for loss on investments (l)	0.11	0.02	0.07	0.13
Adjustment for labor dispute charges (l)	-	-	0.05	-
Adjustment for store closures (l)	-	-	0.12	-
Adjustment for executive stock compensation for a former executive (l)	-	-	(0.03)	-
Adjustment for merger-related costs (l)	-	0.20	-	0.56
Adjustment for merger-related litigation and settlement charges (l)	0.01	-	0.17	-
Adjustment for opioid settlement charges and vendor reserves (l)	-	-	0.03	-
Adjustment for gain on sale of Kroger Specialty Pharmacy (l)	-	(0.08)	-	(0.08)
Adjustment for severance charge and related benefits (l)	-	-	0.05	-
Adjustment for fulfillment network impairment and related charges (l)	3.00	-	2.97	-
Executive stock compensation for a former executive income tax adjustment (l)	-	-	(0.01)	-
Held for sale income tax adjustment (l)	(0.05)	-	(0.05)	(0.04)

2025 and 2024 Adjustment Items	3.07	0.14	3.37	0.57

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.05	$0.98	$3.60	$3.34

Average number of common shares used in diluted calculation	658	728	662	728

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for loss on investments were $101 and $20 in the third quarters of 2025 and 2024, respectively. The year-to-date pre-tax adjustments for loss on investments were $64 and $125 in the first three quarters of 2025 and 2024, respectively.

(c)	The pre-tax adjustments to Sales, COGS and OG&A expenses for labor dispute charges was $44.

(d)	The pre-tax adjustment to OG&A expenses for store closures was $100.

(e)	The pre-tax adjustment to OG&A expenses for executive stock compensation for a former executive was $(21).

(f)	The pre-tax adjustments to OG&A expenses for merger-related costs were $186 in the third quarter of 2024. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $509 for the first three quarters of 2024.

(g)	The pre-tax adjustment to OG&A expenses for merger-related litigation and settlement charges was $8 in the third quarter of 2025. The year-to-date pre-tax adjustments to OG&A expenses for merger-related litigation and settlement charges was $144 for the first three quarters of 2025.

(h)	The pre-tax adjustments to OG&A expenses for opioid settlement charges and vendor reserves was $22.

(i)	The pre-tax adjustment for gain on sale of Kroger Specialty Pharmacy was $(79).

(j)	The pre-tax adjustment to OG&A expenses for severance charge and related benefits was $47.

(k)	The pre-tax adjustment to OG&A expenses for fulfillment network impairment and related charges was $2,585.

(l)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2025 Third Quarter Adjustment Items include adjustments for the loss on investments, merger-related litigation and settlement charges, fulfillment network impairment and related charges and held for sale income tax.

2025 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2025 for the loss on investments, labor dispute charges, store closures, executive stock compensation for a former executive, merger-related litigation costs and settlement charges, opioid settlement charges and vendor reserves, severance charge and related benefits and executive stock compensation for a former executive income tax.

2024 Third Quarter Adjustment Items include adjustments for the loss on investments, merger-related costs and the gain on sale of Kroger Specialty Pharmacy.

2024 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2024 for loss on investments, merger-related costs and held for sale income tax.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit (loss) for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit (loss) because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit (loss) or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Operating (loss) profit	$(1,541)	$828	$644	$2,937
LIFO charge	44	4	146	66

FIFO operating (loss) profit	(1,497)	832	790	3,003

Adjustment for merger-related costs (a)	-	186	-	509
Adjustment for merger-related litigation and settlement charges	8	-	144	-
Adjustment for opioid settlement charges and vendor reserves	-	-	22	-
Adjustment for labor dispute charges	-	-	44	-
Adjustment for store closures	-	-	100	-
Adjustment for executive stock compensation for a former executive	-	-	(21)	-
Adjustment for severance charge and related benefits	-	-	47	-
Adjustment for fulfillment network impairment and related charges	2,585	-	2,585	-
Other	(7)	(1)	(13)	(12)

2025 and 2024 Adjustment items	2,586	185	2,908	497

Adjusted FIFO operating profit excluding the adjustment items above	$1,089	$1,017	$3,698	$3,500

(a)	Merger-related costs primarily include third party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 8. Gross Margin

(in millions, except percentages)

(unaudited)

In the Consolidated Statements of Operations within Table 1, the Company separately presents rent and depreciation and amortization to evaluate operational effectiveness. The table below calculates gross margin in accordance with Generally Accepted Accounting Principles ("GAAP") by including a portion of rent and depreciation and amortization related to the Company's manufacturing and warehousing and transportation activities.

The following table provides the calculation of gross profit and gross margin in accordance with GAAP.

	THIRD QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Sales	$33,859	$33,634	$112,917	$112,815
Merchandise costs, including advertising, warehousing and transportation and LIFO charge, excluding rent and depreciation and amortization	25,957	25,948	86,638	87,332
Rent	13	12	45	52
Depreciation and amortization	154	140	497	456
Gross profit	$7,735	$7,534	$25,737	$24,975

Gross margin	22.8%	22.4%	22.8%	22.1%